As filed with the Securities and Exchange Commission on November 28, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_______________________
Waste Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0780204 (I.R.S. Employer Identification No.)
_______________________
1122 International Blvd., Suite 601
Burlington, Ontario L7L 6Z8
(905) 319-1237
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________________
Ivan R. Cairns
Executive Vice President, General Counsel and Secretary
1122 International Blvd., Suite 601
Burlington, Ontario L7L 6Z8
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________________
Copies to:
Rick L. Burdick
Akin Gump Strauss Hauer & Feld LLP
Robert S. Strauss Building
1333 New Hampshire Avenue, N.W.
Washington, DC 20036-1564
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Maximum Offering	Aggregate	Registration
Securities to be Registered	be Registered(1)	Price Per Unit(2)	Offering Price(2)	Fee(3)
Common stock, par value $0.01 per share	2,096,212	$5.97	$12,514,386	$492

(1)	Represents up to 2,096,212 shares of common stock of Waste Services, Inc., or Waste Services, that may be issued upon exchange or redemption of up to 6,288,637 exchangeable shares issued by Waste Services (CA) Inc., which is an indirect Canadian subsidiary of Waste Services, plus, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Pursuant to Rule 457(c) and 457(f)(1) under the Securities Act of 1933, estimated solely for the purpose of determining the registration fee on the basis of the average high and low prices of shares of common stock of Waste Services on the Nasdaq Global Market on November 26, 2008.

(3)	Waste Services previously paid a registration fee of $16,699 with respect to securities that were registered pursuant to the registration statement on Form S-3 (File No. 333-116795) initially filed on June 24, 2004. Pursuant to Rule 415(a)(6) under the Securities Act of 1933, the unused amount of the registration fee paid with respect to the prior registration statement will be applied to pay the registration fee payable with respect to the securities registered under this registration statement. This registration statement is registering the remaining unsold exchangeable shares registered pursuant to the prior registration statement and is not being filed to register any additional securities. No additional registration fee has been paid with respect to this offering in reliance on Rule 415(a)(6). Additionally, in accordance with Rule 415(a)(6), the offering of the unsold securities registered under the June 24, 2004 registration statement will be deemed terminated as of the effective date of this registration statement.
     The registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 28, 2008
2,096,212 Shares
COMMON STOCK
     This prospectus relates to a total of up to 2,096,212 shares of common stock of Waste Services, Inc., or Waste Services, par value $0.01 per share, that we may issue, from time to time, upon exchange or redemption of up to 6,288,637 exchangeable shares issued by Waste Services (CA) Inc., or Waste Services (CA), formerly known as Capital Environmental Resource Inc., an indirect Canadian subsidiary of Waste Services. This registration statement of which this prospectus is a part is solely registering the remaining unsold exchangeable shares from Waste Services’ expiring registration statement on Form S-3, File No. 333-116795. The exchangeable shares were issued by Waste Services (CA) in connection with, and our obligation to issue shares of our common stock upon exchange or redemption of the exchangeable shares arose in connection with, the migration transaction, as described under the section “Summary — Migration Transaction.”
     We will not receive any cash proceeds upon the issuance of the common stock upon exchange or redemption of the exchangeable shares. We are paying all expenses of registration incurred in connection with this offering.
     Our principal executive offices are located at 1122 International Blvd., Suite 601, Burlington, Ontario L7L 6Z8.
     Our shares are quoted on the Nasdaq Global Market and trade under the symbol “WSII.” On November 26, 2008, the last reported sale price of the common stock of Waste Services was $6.02 per share.
     The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2008

     You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with additional information or information that is different from that contained in this prospectus. You should not assume that the information provided in this prospectus, or any document incorporated by reference, is accurate as of any date other than the date on the cover page of those documents regardless of the time and delivery of this prospectus or of any sale of shares of common stock offered by this prospectus.
     Any statement contained in this prospectus or in a document incorporated by reference in, or deemed to be incorporated by reference in, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus, or any other subsequently filed document which also is incorporated by reference in, or is deemed to be incorporated by reference in, this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     The registration statement we filed with the Securities and Exchange Commission, or the SEC, includes or incorporates by reference exhibits that provide more detail with respect to certain of the matters discussed in this prospectus. Before investing in our securities, you should read carefully this prospectus and the related exhibits filed with the SEC, together with the additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, the documents we have incorporated by reference and the periodic and other reports we have filed and may file from time to time with the SEC may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of these forward-looking statements include forward-looking phrases such as “may,” “will,” “would,” “intends,” “plans,” “predicts,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “foresees,” “should” or “will continue” or similar expressions or the negatives of these terms or other variations of these expressions, or similar terminology, or discussions of strategy, plans or intentions. These statements also include descriptions related to, among other things:
     Such statements reflect our current views regarding future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements that forward-looking statements may express or imply, including, among others:
•	our substantial indebtedness and the significant restrictive covenants in our various credit facilities and our ability to finance acquisitions and/or capital expenditures with cash on hand, debt or equity offerings;

•	our business is capital intensive and may consume cash in excess of cash flow from operations and borrowings;

•	our ability to vertically integrate our operations;

•	our ability to maintain and perform our financial assurance obligations;

•	changes in regulations affecting our business and costs of compliance;

•	revocation of existing permits and licenses or the refusal to renew or grant new permits and licenses, which are required to enable us to operate our business or implement our growth strategy;

•	our domestic operations are concentrated in Florida, which may be subject to specific economic conditions that vary from those nationally as well as weather related events that may impact our operations;
•	construction, equipment delivery or permitting delays for our transfer stations or landfills;

•	our ability to successfully implement our corporate strategy and integrate any acquisitions we undertake;

•	our ability to negotiate renewals of existing service agreements at favorable rates;

•	our ability to enhance profitability of certain aspects of our operations in markets where we are not internalized through either divestiture or asset swaps;
•	costs and risks associated with litigation; and

•	changes in general business and economic conditions, exchange rates and the financial markets and accounting standards or pronouncements.
     Some of these factors are discussed in more detail in this prospectus, including in the section of this prospectus entitled “Risk Factors,” and in the documents incorporated by reference into this prospectus. If one or more of these risks or uncertainties affects future events and circumstances, or if underlying assumptions do not materialize, actual results may vary materially from those described in this prospectus, and any of the periodic and other reports we have filed or may file from time to time with the SEC as anticipated, believed, estimated or expected, and this could have a material adverse effect on our business, financial condition and results of operations.

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     For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus or the date of any documents incorporated by reference. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus or referred to in this section. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, unanticipated events or otherwise.

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PROSPECTUS SUMMARY
     The following is a summary of the more detailed information appearing elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the “Risk Factors” and the financial statements and related notes incorporated by reference to this prospectus before making an investment decision.
Waste Services, Inc.
     We are a multi-regional, integrated solid waste management company. Waste Services is a holding company and all of our operations are conducted by our subsidiaries. We provide collection, transfer, disposal and recycling services for commercial, industrial and residential customers in the United States and Canada. As of September 30, 2008, we serviced an estimated 79,500 commercial and industrial customers and an estimated 8.1 million residential homes. Also, as of September 30, 2008, we operated six landfills, 21 transfer stations, 13 recycling facilities and 35 collection operations.
     Our strategy is to operate in markets where we can obtain competitive advantages through economies of scale and preferential disposal alternatives. Scale in a market provides an opportunity to route collection activities more efficiently, maintain profitable pricing levels and to negotiate or acquire disposal advantages to allow us to be a low cost provider. We are currently the first or second largest service provider in most of our major markets and are the second largest waste company by revenue in Canada and the third largest in Florida.
     Our operations are located in the U.S. and Canada. Our U.S. operations are located in Florida and our Canadian operations are located in Eastern Canada (Ontario) and Western Canada (Alberta, Saskatchewan and British Columbia). In March 2007, we divested our Arizona operations and in June 2007, we divested our Texas operations; as a result, these operations are presented as discontinued. We believe we would have been unable to obtain significant scale in those markets to meet our objectives. We do not have significant (in volume or dollars) inter-segment operation-related transactions.
     Our predecessor company, Waste Services (CA) was incorporated in Ontario, Canada in May 1997. In 2003, Waste Services (CA) incorporated us as one of its subsidiaries in Delaware under the name Omni Waste, Inc. In 2003, we changed our name to Waste Services, Inc. Under a plan of arrangement designed to domicile the corporate parent of our operations in the United States, we became the successor to Waste Services (CA). This migration transaction was completed July 31, 2004 and was accomplished primarily by the exchange of shares of Waste Services (CA) into shares of Waste Services, Inc. As a result of the migration transaction, Waste Services (CA) became our subsidiary and we became the parent company. On June 30, 2006, we completed a one-for-three reverse stock split of our common stock. Except as otherwise indicated in this prospectus, all per share amounts give affect to this reverse stock split.
Migration Transaction
     As part of our business strategy to expand into the United States, on July 31, 2004, we entered into a migration transaction to effectively change our domicile from Ontario, Canada to Delaware and changed our name to “Waste Services, Inc.” Under the migration transaction, our corporate structure was reorganized so that Waste Services, a Delaware company, is the ultimate parent company of our corporate group. Prior to the migration transaction, Waste Services was a subsidiary of Waste Services (CA), which is a company amalgamated under the laws of the Province of Ontario, Canada. After the migration transaction, Waste Services (CA) became our subsidiary. Following the migration transaction, our common stock traded and continues to trade on the Nasdaq Global Market. The common shares of Waste Services (CA) traded on the then Nasdaq National Market prior to the migration transaction.
     The migration transaction occurred by way of a plan of arrangement under the Business Corporations Act (Ontario) and consisted primarily of: (1) the exchange of the common shares of Waste Services (CA) into shares of common stock of Waste Services by all U.S. holders of common shares and by eligible holders of common shares not resident in the United States who did not elect to retain their common shares; and (2) the reclassification of the other common shares of Waste Services (CA) into exchangeable shares.

     The migration transaction was effected through a plan of arrangement under Section 182 of the Business Corporations Act (Ontario) and required the approval of the Ontario Superior Court of Justice and by the shareholders of Waste Services (CA). The shareholders of Waste Services (CA) approved the plan of arrangement at a special meeting of shareholders held on July 27, 2004 and the Ontario Superior Court of Justice approved the plan of arrangement pursuant to an interim court order issued June 18, 2004 and a final court order issued July 30, 2004. For further information about the shareholders meeting and the court approval process, reference is made to the definitive proxy statement of Waste Services (CA), dated June 28, 2004. Waste Services (CA), through such plan of arrangement, effectively converted the holders of common shares of Waste Services (CA) into holders of shares of common stock of Waste Services or exchangeable shares into common stock of Waste Services as follows:
•	Holders of common shares of Waste Services (CA) who were U.S. residents had their holdings automatically transferred to Capital Environmental Holdings Company, or Capital Holdings (an intermediate company incorporated in Nova Scotia, Canada and a wholly owned subsidiary of Waste Services), in exchange for shares of common stock of Waste Services at an exchange rate of one-to-one.

•	Holders of common shares of Waste Services (CA) who were not U.S. residents and who did not elect to receive exchangeable shares of Waste Services (CA) also had their holdings automatically transferred to Capital Holdings in exchange for shares of common stock of Waste Services at an exchange rate of one-to-one.
•	Holders of common shares of Waste Services (CA) who were not U.S. residents and who elected to receive exchangeable shares of Waste Services (CA) had their common shares of Waste Services (CA) reclassified as exchangeable shares of Waste Services (CA) that are exchangeable for shares of common stock of Waste Services at an exchange ratio of one-to-three.
     The terms of the exchangeable shares are the economic and functional equivalent of the common stock of Waste Services. Holders of exchangeable shares (1) receive the same dividends as holders of shares of common stock of Waste Services and (2) are entitled to vote on the same matters as holders of shares of common stock of Waste Services. Such voting is accomplished through the issuance of a special voting share to a trustee who will vote on the instructions of the holders of the exchangeable shares (one vote for each three exchangeable shares).
     Upon the occurrence of certain events, such as the liquidation of Waste Services (CA), or after the redemption date, Capital Holdings will have the right to purchase each exchangeable share for a one-third share of common stock of Waste Services, plus all declared and unpaid dividends on the exchangeable share. Unless certain events occur, such redemption date will not be earlier than December 31, 2016. Holders of exchangeable shares shall also have the right at their option to exchange their exchangeable shares for shares of common stock of Waste Services at any time.
The Offering

Securities Offered	2,096,212 shares of Waste Services common stock, par value $0.01 per share.

Use of Proceeds	We will not receive any cash proceeds upon the issuance of the common stock upon exchange or redemption of the exchangeable shares.

Trading	Our common stock trades on the Nasdaq Global Market under the symbol “WSII.”

Dividend Policy	We have never paid a cash dividend on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered pursuant to this prospectus.

     Our corporate offices are located at 1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8. Our telephone number is (905) 319-1237. Our U.S. corporate offices are located at 5002 T-Rex Blvd., Suite 200, Boca Raton, FL 33431. Our website address is www.wasteservicesinc.com.

RISK FACTORS
     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your original investment.
Risks Relating to Our Business
Our indebtedness may make us more vulnerable to unfavorable economic conditions and competitive pressures, limit our ability to borrow additional funds, require us to dedicate or reserve a large portion of cash flow from operations to service debt, and limit our ability to take actions that would increase our revenue and execute our growth strategy
     As of September 30, 2008, we had total outstanding debt and capital lease obligations of $401.9 million. Our debt is primarily comprised of a $124.8 million revolving credit facility, which is available to either Waste Services and our U.S. operations or our Canadian operations, in U.S. or Canadian dollars, and C$16.3 million, which is available to our Canadian operations, against which there was $33.0 million and $C35.8 million outstanding at October 20, 2008, and $10.8 million and C$13.5 million of revolver capacity used to support outstanding letters of credit; a term loan of $39.9 million to Waste Services and a term loan of C$132.2 million to Waste Services (CA); and other secured and unsecured notes payable of $10.5 million and $160.0 million 9 1/2% senior subordinated notes due 2014. The revolver commitments terminate on October 8, 2013 and the term loans mature in specified quarterly installments beginning December 31, 2008 through October 8, 2013. The credit facilities discussed above are secured by all of our assets and our domestic and foreign subsidiaries, and are guaranteed by our domestic and foreign subsidiaries.
     The amount of our indebtedness owed under the senior secured credit facilities, notes payable and senior subordinated notes may have adverse consequences for us, including making us more vulnerable to unfavorable economic conditions and competitive pressures, limiting our ability to borrow additional funds, requiring us to dedicate or reserve a large portion of cash flow from operations to service debt, limiting our ability to plan for or react to changes in our business and industry and placing us at a disadvantage compared to competitors with less debt in relation to cash flow.
     The credit facilities contain covenants and restrictions that could limit the manner in which we conduct our operations and could adversely affect our ability to raise additional capital. Any failure by us to comply with these covenants and restrictions will, unless waived by the lenders, result in an immediate obligation to repay our indebtedness. If such events occurred, we would be required to refinance or obtain capital from other sources, including sales of additional debt or equity or the sale of assets, in order to meet our repayment obligations. We may not be successful in obtaining alternative sources of funding to repay these obligations should events of default occur.
Our business is capital intensive and may consume cash in excess of cash flow from our operations and borrowings
     Our ability to remain competitive, sustain our growth and maintain our operations largely depends on our cash flow from operations and our access to capital. We intend to fund our cash needs through our operating cash flow and borrowings under our senior credit facilities. We may require additional equity or debt financing to fund our growth and debt repayment obligations.
     Additionally, we have provided for our liabilities related to our closure and post-closure obligations with respect to lanfills. As we undertake acquisitions, expand our operations, and deplete our landfills, our cash expenditures will increase. As a result, working capital levels may decrease and require financing. If we must close a landfill sooner than we currently anticipate, or if we reduce our estimate of a landfill’s remaining available air space, we may be required to incur such cash expenditures earlier than originally anticipated. Expenditures for closure and post-closure obligations may increase as a result of any federal, state, provincial or local government regulatory action taken to accelerate such expenditures. These factors could substantially increase our cash expenditures and therefore impair our ability to invest in our existing or new facilities.

     We may need additional capital to fund future acquisitions and the integration of the businesses that we acquire. Our business may not generate sufficient cash flow, we may not be able to obtain sufficient funds to enable us to pay our debt obligations and capital expenditures or we may not be able to refinance on commercially reasonable terms, if at all.
We may be unable to obtain or maintain the environmental and other permits, licenses and approvals we need to operate our business, which could adversely affect our earnings and cash flow
     We are subject to significant environmental and land use laws and regulations. To own and operate solid waste facilities, including landfills and transfer stations, we must obtain and maintain licenses or permits, as well as zoning, environmental and other land use approvals. It has become increasingly difficult, costly and time-consuming to obtain required permits and approvals to build, operate and expand solid waste management facilities. The process often takes several years, requires numerous hearings and compliance with zoning, environmental and other requirements and is resisted by citizen, public interest and other groups. The cost of obtaining permits could be prohibitive. We may not be able to obtain and maintain the permits and approvals needed to own, operate or expand our solid waste facilities. Moreover, the enactment of additional laws and regulations or the more stringent enforcement of existing laws and regulations could increase the costs associated with our operations. Any of these occurrences could reduce our expected earnings and cash flow.
     In some markets in which we operate, permitting requirements may be prohibitive and may differ between those required of us and those required of our competitors. Our inability to obtain and maintain permits for solid waste facilities may adversely affect our ability to service our customers and compete in these markets, thereby resulting in reduced operating revenue.
     In addition, stringent controls on the design, operation, closure and post-closure care of solid waste facilities could require us to undertake investigative or remedial activities, curtail operations, close a facility temporarily or permanently, or modify, supplement or replace equipment or facilities at substantial costs resulting in reduced profitability and cash flow.
     Any failure to maintain the required financial assurance or insurance to support existing or future service contracts may prevent us from meeting our contractual obligations, and we may be unable to bid on new contracts or retain existing contracts resulting in reduced operating revenue and earnings.
     Municipal solid waste services contracts and permits to operate transfer stations, landfills and recycling facilities typically require us to obtain performance bonds, letters of credit or other means of financial assurance to secure our contractual performance. Such contracts and permits also typically require us to maintain adequate insurance coverage. We carry a broad range of insurance coverage and retain certain insurance exposure that we believe is customary for a company of our size. If our obligations were to exceed our estimates, there could be a material adverse effect on our results of operations. We satisfy these financial assurance requirements by providing performance bonds or letters of credit. Our ability to obtain performance bonds or letters of credit is generally dependent on our creditworthiness. Also, the issuance of letters of credit reduces the availability of our revolving credit facilities for other purposes. Our bonding arrangements are generally renewed annually. If we are unable to renew our bonding arrangements on favorable terms or at all or enter into arrangements with new surety providers, we would be unable to meet our existing contractual obligations that require the posting of performance bonds, and we would be unable to bid on new contracts. This would reduce our operating revenue and our earnings.
Our acquisition strategy may be unsuccessful if we are unable to identify and complete future acquisitions and integrate acquired assets or businesses and this subjects us to risks that may have a material adverse effect on our results of operations
     Part of our strategy to expand our business and increase our revenue and profitability is to pursue the acquisition of disposal-based and collection assets and businesses. We have identified a number of acquisition candidates, both in the United States and Canada. However, we may not be able to acquire these candidates at prices or on terms and conditions that are favorable to us. Furthermore, we expect to finance future acquisitions through a combination of seller financing, cash from operations, borrowings under our financing facilities or issuing additional equity or debt securities. Our ability to execute our acquisition strategy also depends upon other factors, including our ability to obtain financing on favorable terms, the successful integration of acquired businesses and our ability to effectively compete in the new markets we enter.
     If we are unable to identify suitable acquisition candidates or successfully complete and integrate acquisitions, we may not realize the expected benefits from our acquisition growth strategy, including any expected benefits from the proposed vertical integration of acquired operations and our existing disposal facilities.
Our business strategy depends in part upon vertically integrating our operations. If we are unable to permit, expand or renew permits for our existing landfill sites or enter into agreements that provide us with access to landfill sites and acquire, lease or otherwise secure access to transfer stations, this may reduce our profitability and cash flow
     Our ability to execute our business strategy depends in part on our ability to permit, expand or renew permits for our existing landfills, develop new landfill sites in proximity to our operations, enter into agreements that will give us long-term access to landfill sites in our markets and to acquire, lease or otherwise secure more favorable disposal arrangements. Permits to expand landfills are often not approved until the remaining permitted disposal capacity of a landfill is very low. We may not be able to purchase additional landfill sites, renew the permits for or expand existing landfill sites, negotiate or renegotiate agreements to obtain a long-term advantage for landfill costs or permit or renew permits for transfer stations that allow us to internalize the waste we collect. If we were to exhaust our permitted capacity at our landfills, our ability to expand internally could be limited, and we could be required to cap and close our landfills and dispose of collected waste at more distant landfills or at landfills operated by our competitors or other third parties. Our inability to secure favorable arrangements (through ownership of landfills or otherwise) for the disposal of collected waste would increase our disposal costs and could result in the loss of business to competitors with more favorable disposal options thereby reducing our profitability and cash flow.
     Changes in legislative or regulatory requirements may cause changes in the landfill site permitting process. These changes could make it more difficult or costly for us to obtain or renew landfill permits. Technical design requirements, as approved, may need modification at some future point in time, which could result in higher development and construction costs than projected. Our current estimates of future disposal capacity may change as a result of changes in design requirements prescribed by legislation, construction requirements and changes in the expected waste density over the life of a landfill site. The density of waste used to convert the available airspace at a landfill into tons may be different than estimated because of variations in operating conditions, including waste compaction practices, site design, climate and the nature of the waste.
Any exposure to environmental liabilities, to the extent not adequately covered by insurance, could result in significant expenses, which would reduce the funds we have available for other purposes, including debt service, debt reduction and acquisitions
     We could be held liable for environmental damage at solid waste facilities that we own or operate, including damage to neighboring landowners and residents for contamination of the air, soil, groundwater, surface water and drinking water. Our liability could extend to damage resulting from pre-existing conditions and off-site contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. We are also exposed to liability risks from businesses that we acquire because these businesses may have liabilities that we fail or are unable to discover, including noncompliance with environmental laws. Our insurance program may not cover all liabilities associated with environmental cleanup or remediation or compensatory damages, punitive damages, fines, or penalties imposed on us as a result of environmental damage caused by our operations or those of any predecessor. The incurring of liabilities for environmental damages that are not fully covered by insurance could adversely affect our liquidity and could result in significant expenses, which would reduce the funds we have available for other purposes, including debt service, debt reduction and acquisitions.

     Although we operate landfills for non-hazardous commercial, industrial and municipal solid waste, it is possible that third parties may dispose of hazardous waste at our landfills or that we may unknowingly dispose of hazardous waste at our landfills. If this were to happen, we could become liable for remediation costs under applicable regulations and, although we would have a cause of action against any third party responsible for disposing of the hazardous waste, we may be unable to identify or recover against that person. The presence of hazardous waste at our landfills could also negatively affect future permitting processes with governmental authorities. If we become responsible for remediation costs for hazardous waste or if governmental authorities deny or restrict the scope of our future permits, our profitability and operations may be adversely impacted.
We face competition from large and small solid waste services companies and may be unable to successfully compete with them, reducing our operating margins
     The markets in which we operate are highly competitive and require substantial labor and capital resources. We compete with large, national solid waste services companies as well as smaller, regional solid waste services companies. Some of our competitors are better capitalized, have greater name recognition and greater financial, operational and marketing resources than us, or may otherwise be able to provide services at a lower price.
     We also compete with operators of alternative disposal facilities and municipalities that maintain their own waste collection and disposal operations. Public sector operators may have financial advantages over us because of their access to user fees and similar charges as well as to tax revenue. Responding to this competition may result in reduced operating margins. Further, competitive pressures may make our internal growth strategy of improving service and increasing sales penetration difficult or impossible to execute.
The termination or non-renewal of existing customer contracts, or the failure to obtain new customer contracts, could result in declining revenue
     We derive a portion of our revenue from municipal contracts that require competitive bidding by potential service providers. Although we intend to continue to bid on municipal contracts and to re-bid some of our existing municipal contracts, such contracts may not be maintained or won in the future. We may be unable to meet bonding requirements for municipal contracts at a reasonable cost to us or at all. These requirements may limit our ability to bid for some municipal contracts and may favor some of our competitors. If we are unable to compete successfully for municipal contracts because of bonding or other requirements, we may lose important sources of revenue.
     We also derive a portion of our revenue from non-municipal contracts, which have a terms of one to five years. Some of these contracts permit our customers to terminate them before the end of the contractual term. Any failure by us to replace revenue from contracts lost through competitive bidding, termination or non-renewal within a reasonable time period could result in a decrease in our operating revenue and our earnings.
     We depend on third parties for disposal of solid waste and if we cannot maintain disposal arrangements with them we could incur significant costs that would result in reduced operating margins and revenue.
     We currently deliver a portion of the solid waste we collect to municipally owned disposal facilities and to privately owned or operated disposal facilities. If municipalities increase their disposal rates or if we cannot obtain and maintain disposal arrangements with private owners or operators, we could incur significant additional costs and, if we are not able to pass these cost increases on to our customers because of competitive pressures, or contractual limitations, this could result in reduced operating margins and revenue.
Labor unions may attempt to organize our non-unionized employees, which may result in increased operating expenses
     Some of our employees in Canada have chosen to be represented by unions, and we have negotiated collective bargaining agreements with them. Labor unions may make attempts to organize our non-unionized employees. The negotiation of any collective bargaining agreement could divert management’s attention away from other business matters. If we are unable to negotiate acceptable collective bargaining agreements, we may have to wait through “cooling-off” periods, which are often followed by union-initiated work stoppages, including strikes. Unfavorable collective bargaining agreements, work stoppages or other labor disputes may result in increased operating expenses and reduced operating revenue.

Our operating margins and profitability may be negatively impacted by increased fuel and energy costs
     Although fuel and energy costs account for a relatively small portion of our total operating costs, sustained increases in such costs, which we are unable to pass on to our customers because of competitive pressures or contractual limitations, could lower our operating margins and negatively impact our profitability.
Our domestic operations are concentrated in Florida, which may be subject to specific economic conditions that vary from those nationally as well as weather related events that may impact our operations
     Our domestic operations are concentrated in Florida, which may be subject to specific economic conditions that vary from those nationally and may adversely affect our operating margins and negatively impact our profitability. Additionally, we may be subject to weather related events or conditions that may result in temporary slowdowns or suspension of services or operations, higher labor and operating costs, and/or additional waste streams that could impact or cause our results to differ from those normally expected.
The industry in which we operate is seasonal and decreases in revenue during winter months may have an adverse effect on our results of operations, particularly for our Canadian operations
     Our operating revenue tends to be somewhat lower in the fall and winter months for our Canadian operations, reflecting the lower volume of solid waste generated during those periods. Our first and fourth quarter results typically reflect this seasonality. In addition, particularly harsh weather conditions may result in temporary slowdowns or suspension of certain of our operations or higher labor and operational costs, any of which could have a material adverse effect on our results of operations.
Our Canadian operations subject us to currency translation risk, which could cause our results to fluctuate significantly from period to period
     A portion of our operations are domiciled in Canada; as such, we translate the results of our operations and financial condition of our Canadian operations into U.S. dollars. Therefore, our reported results of operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar our revenue is favorably affected and conversely our expenses are unfavorably affected. Assets and liabilities of Canadian operations have been translated from Canadian dollars into U.S. dollars at the exchange rates in effect at the relevant balance sheet date, and revenue and expenses of Canadian operations have been translated from Canadian dollars into U.S. dollars at the average exchange rates prevailing during the period. Unrealized gains and losses on translation of the Canadian operations into U.S. dollars are reported as a separate component of shareholders’ equity and are included in comprehensive income (loss). Monetary assets and liabilities, as well as intercompany receivables, denominated in U.S. dollars held by our Canadian operation are re- measured from U.S. dollars into Canadian dollars and then translated into U.S. dollars. The effects of re-measurement are reported currently as a component of net income (loss). Currently, we do not hedge our exposure to changes in foreign exchange rates.
Changes to patterns regarding disposal of waste could adversely affect our results of operations by reducing the volume of waste available for collection and disposal and thus reducing our earnings
     Waste reduction programs may reduce the volume of waste available for collection and disposal in some areas where we operate. Some areas in which we operate offer alternatives to landfill disposal, such as recycling and composting. In addition, state, local and provincial authorities increasingly mandate recycling and waste reduction at the source and prohibit the disposal of certain types of waste, such as yard waste, at landfills. Any significant change in regulation or patterns regarding disposal of waste could have a material adverse effect on our earnings by reducing the level of demand for our services, resulting in decreased revenue and the earnings we are able to generate.
Limits on export of waste and any disruptions to the cross-border flow of waste may adversely affect our results of operations by increasing our costs of disposal
     There is limited disposal capacity available in Ontario, Canada, a market in which we have significant operations. As a result, a significant portion of the solid waste collected in Ontario is transported to sites in the

United States for disposal. Disruptions in the cross-border flow of waste, or periodic closures of the border to solid waste would cause us to incur more costs due to the increased time trucks hauling our waste may be required to spend at border check-points or increased processing or sorting requirements. Additionally, trucks hauling our waste might be required to travel further to dispose of the waste in other areas of Ontario. Disruptions in the cross-border flow of waste could also result in a lack of disposal capacity available to our Ontario market at a reasonable price or at all. These disruptions could have a material adverse effect on our operating results by increasing our costs of disposal in the Ontario market and thereby decreasing our operating margins and could result in the loss of business to competitors with more favorable disposal options.
Risks Relating to Our Common Stock and This Offering
The market price of our common stock may fluctuate in response to market and other factors, which could depress the market price of our common stock or result in substantial losses for investors purchasing shares of our common stock in an offering.
     The market price of our common stock may fluctuate in response to market and other factors, including the following, some of which are beyond our control:
•	variations in our quarterly operating results from the expectations of securities analysts or investors;

•	downward revisions in securities analysts’ estimates of our financial performance or changes in general market conditions;

•	announcements of new services by us or our competitors;

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	investor perception of our industry or our prospects;

•	insider selling or buying;

•	regulatory developments affecting our industry; and
•	general economic trends.
     You may not be able to resell your shares of our common stock at or above the price at which you purchased them, or at all, which could cause you to lose some or all of your investment. Moreover, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, financial condition and results of operations.
Our common stock has had limited trading volume and, as a result, you may be unable to sell your shares of our common stock when you desire or at the price you desire.
     Our common stock, which trades on the Nasdaq Global Market, does not have substantial trading volume. During the trailing twelve months, the average daily trading volume of our common stock was approximately 120,000 shares, which represents less than one percent of our outstanding shares of common stock. As a result, relatively small trades of our common stock may have a significant impact on the price of our common stock and, therefore, may cause the trading price of our common stock to be volatile. In addition, because of the limited trading volume in our common stock, you may be unable to sell your shares of our common stock when you desire or at the price you desire. Moreover, the inability to sell your shares in a declining market because of such illiquidity or at a price you desire may substantially increase your risk of loss.

The perception that a large block of our common stock may be sold could have a material adverse effect on the price of our stock.
     We are registering the issuance of 2,096,212 shares of our common stock in connection with the exchangeable shares, which is approximately 4.5% of our outstanding shares of common stock (assuming the exchange of all of the then outstanding exchangeable shares issued by Waste Services (CA)). Additionally, we previously registered for resale by selling stockholders 16,616,547 shares of our common stock, which, as of October 20, 2008, was approximately 36.1% of our outstanding shares of common stock (assuming the exchange of all of the then outstanding exchangeable shares issued by Waste Services (CA)). Sales of our common stock by security holders receiving shares of common stock in connection with the exchangeable shares and selling stockholders, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock and also impair our ability to obtain capital through future offerings of equity securities.
We have not previously paid dividends on our common stock, and we do not anticipate doing so in the foreseeable future; thus, any return on your investment in our common stock will depend on the market price of our common stock.
     We have not in the past paid any dividends on our common stock and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. Our ability to pay dividends on our common stock is restricted by the terms of the indenture governing our 9 1/2% senior subordinated notes due 2014 and our senior secured credit facilities. Any future decision to pay a dividend on our common stock and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors. As a result, any return on your investment in shares of our common stock will depend on the market price of our common stock.
Provisions in our amended and restated certificate of incorporation and the indenture governing our 9 1/2% senior subordinated notes due 2014, as well as provisions under Delaware law, may inhibit a takeover of our company.
     Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of our common or preferred stock without the approval of our stockholders. Issuance of these shares could make it more difficult to acquire our company without the approval of our board of directors as more shares would have to be acquired to gain control. Our amended and restated certificate of incorporation also divides our board of directors (except for any directors elected by stockholders of a series of our preferred stock) into three classes serving three-year staggered terms; such a “classified” board of directors has the effect of making it more difficult for our stockholders to change the composition of our board.
     In addition, upon a change of control of our company, each holder of our 9 1/2% senior subordinated notes due 2014 may require us to purchase all or a portion of that holder’s notes at a purchase price equal to 101% of the aggregate principal amount of that holder’s notes together with accrued and unpaid interest, if any, to the date of purchase. Also, Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.
     These provisions may deter hostile takeover attempts that could result in an acquisition of us that could have been financially beneficial to our stockholders.

USE OF PROCEEDS
     We will not receive any cash proceeds upon the issuance of the common stock upon exchange or redemption of the exchangeable shares.

PLAN OF DISTRIBUTION
     We will distribute the shares of common stock of Waste Services covered by this prospectus only upon exchange or redemption of the exchangeable shares of Waste Services (CA). No broker, dealer or underwriter has been engaged in connection with such exchange or redemption.
Exchange or Redemption of Exchangeable Shares
     The exchangeable shares were issued by Waste Services (CA) and are exchangeable at any time on a one-for-three basis, at the option of the holder, for common stock of Waste Services. On the effective date of the migration transaction, Waste Services, Waste Services (CA) and Computershare Trust Company of Canada, as trustee, entered into a voting and exchange trust agreement.
Retraction, Redemption and Call Rights Applicable to Exchangeable Shares
Retraction of Exchangeable Shares
     Subject to the exercise by Capital Holdings, of its retraction call right which is further described below, a holder of exchangeable shares will be entitled at any time to retract (that is, require Waste Services (CA) to redeem) any or all of the exchangeable shares registered in the name of such holder for an amount per share equal to one-third the current market price of a Waste Services common share (determined on the basis of the average of the market price of such common stock over 20 days) on the last business day prior to the retraction date, which will be satisfied in full by Waste Services (CA) causing to be delivered to such holder, one-third of a Waste Services share of common stock, together with all declared and unpaid dividends on each such exchangeable share held by such holder on any dividend record date which occurred prior to the retraction date.
     A holder of exchangeable shares may effect such retraction by presenting:
•	a certificate or certificates to Waste Services (CA) or the transfer agent representing the number of exchangeable shares the holder desires to retract;

•	a duly executed retraction request indicating the number of exchangeable shares the holder desires to retract and the retraction date (provided that (a) the retraction date is not less than 10 business days and not more than 15 business days after the date on which the retraction request is received by Waste Services (CA) and (b) if no date is specified by the holder in the retraction request, the retraction date will be deemed to be the 15th business day after the date on which the retraction request is received by Waste Services (CA) and provided further that if the retraction date resulting from the foregoing is not a Tuesday or Friday then the retraction date will be the nearest following Tuesday or Friday (or, if such Tuesday or Friday is not a business day, the business day preceding such Tuesday or Friday), and acknowledging the retraction call right; and
•	such other documents as may be required to effect the retraction.
     When a holder requests Waste Services (CA) to redeem retracted shares, Capital Holdings will have an overriding retraction call right to purchase on the retraction date all but not less than all of the retracted shares, at the relevant retraction price per share, including payment for fractional shares. Upon receipt of a retraction request, Waste Services (CA) will immediately notify Capital Holdings of the retraction request. Capital Holdings must then advise Waste Services (CA) within five business days as to whether Capital Holdings will exercise the retraction call right. If Capital Holdings does not so advise, Waste Services (CA) will notify the holder as soon as possible thereafter that Capital Holdings will not exercise the retraction call right. If Capital Holdings advises Waste Services (CA) that Capital Holdings will exercise the retraction call right within such five business day period, then provided the retraction request is not revoked by the holder as described below, the retraction request shall be considered only to be an offer by the holder to sell the retracted shares to Capital Holdings in accordance with the retraction call right.
     A holder may revoke its retraction request, by notice in writing to Waste Services (CA), at any time prior to the close of business on the business day preceding the retraction date, in which case the retraction request will be null and void. If a holder does not revoke its retraction request, on the retraction date, the retracted shares will be purchased by Capital Holdings or redeemed by Waste Services (CA), as the case may be, in each case as set out above.
     If, as a result of solvency requirements or other provisions of applicable law, Waste Services (CA) is not permitted to redeem all retracted shares tendered by a retracting holder and provided Capital Holdings shall not have exercised its retraction call right with respect to such shares, Waste Services (CA) will redeem only those retracted shares tendered by the holder as would not be contrary to such solvency requirements or provisions of applicable law. In such event, Waste Services will be required to purchase the retracted shares not redeemed on the retraction date on the same terms as were otherwise required of Waste Services (CA).
Redemption of Exchangeable Shares
     On the redemption date, as described below, subject to applicable law and Capital Holding’s overriding redemption call right, which is further described below, Waste Services (CA) will redeem all but not less than all of the then outstanding exchangeable shares for an amount per share equal to one-third the current market price of a share of common stock of Waste Services (determined on the basis of the average of the market price of such common stock over 20 days) on the last business day prior to the redemption date, which will be satisfied in full by Waste Services (CA) causing to be delivered to such holder one-third share of common stock of Waste Services, together with all declared and unpaid dividends on each such exchangeable share held by such holder on any dividend record date which occurred prior to the redemption date.
     The “redemption date” is the date established by the directors of Waste Services (CA) for the redemption by Waste Services (CA) of all the outstanding exchangeable shares, which will not be earlier than December 31, 2016 unless:
•	the number of exchangeable shares outstanding (other than exchangeable shares held by Waste Services and its affiliates) is less than one million, as that number of shares may be adjusted by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the exchangeable shares or other specified events, in which case the Board of Directors may accelerate the redemption date to an earlier date upon at least 60 days’ prior written notice to the registered holders of the exchangeable shares and the trustee;

•	each of the following occurs: (1) any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Waste Services or any proposal to do so occurs that has been approved by the Board of Directors and recommended to the shareholders of Waste Services for approval, and (2) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with the event or transaction and that the redemption of all but not less than all of the outstanding exchangeable shares is necessary to enable the completion of the event or transaction in accordance with its terms, in which case the Board of Directors may accelerate the redemption date to an earlier date upon such written notice to the registered holders of the exchangeable shares and the trustee as is reasonably practicable in the circumstances;
•	each of the following occurs: (1) a matter arises on which the holders of exchangeable shares are entitled to vote as a separate class of shareholders of Waste Services (CA), including in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, to maintain the economic equivalence of the exchangeable shares; (2) the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the matter (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the redemption date), in any other commercially reasonable manner that does not result in the holders of exchangeable shares being entitled to vote as a separate class of shareholders of Waste Services (CA); and (3) the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares to approve or disapprove, as applicable, the matter, in which case the redemption date will be the business day following the day on which the holders of exchangeable shares failed to take the necessary action and the Board of Directors will give such written notice of the redemption to the registered holders of exchangeable shares and the trustee as is reasonably practicable in the circumstances; or

•	applicable Canadian tax legislation is amended and becomes effective such that substantially all holders of exchangeable shares who are residents of Canada may exchange their exchangeable shares for shares of common stock of Waste Services on a tax deferred basis, in which case the Board of Directors may accelerate the redemption date to an earlier date upon at least 60 days’ prior written notice to the registered holders of the exchangeable shares and the trustee.
     Capital Holdings will have an overriding redemption call right to purchase on the redemption date all of the outstanding exchangeable shares (other than those held by Waste Services and its affiliates) for an amount per share equal to one-third of the current market price (determined on the basis of the average of the market price of such common stock over 20 days) on the last business day prior to the redemption date, which will be satisfied in full by Capital Holdings delivering or causing to be delivered to such holder one-third share of a Waste Services common share, together with all declared and unpaid dividends on each such exchangeable share held by such holders on any dividend record date which occurred prior to the redemption date.
     Waste Services (CA) must notify the holders of exchangeable shares and the trustee in writing at least 30 days before redeeming the exchangeable shares (or before purchase by Capital Holdings pursuant to its overriding call right) on the redemption date or as described above. However, the accidental failure to give notice of a redemption described above will not invalidate the redemption.
Purchase for Cancellation
     Subject to applicable law, Waste Services (CA) may at any time and from time to time purchase for cancellation all or any part of exchangeable shares by private agreement with any holder of exchangeable shares. In addition, subject to applicable law and the articles of incorporation of Waste Services (CA), Waste Services (CA) may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares, by tender to all holders of record of exchangeable shares then outstanding or through the facilities of any stock exchange on which the exchangeable shares are listed or quoted, at any price per share together with an amount equal to all declared and unpaid dividends for which the record date has occurred prior to the date of purchase.
Liquidation Rights of Holders of Exchangeable Shares
Liquidation Rights with Respect to Waste Services (CA)
     In the event of the liquidation, dissolution or winding up of Waste Services (CA) or any other distribution of the assets of Waste Services (CA) among its shareholders for the purpose of winding up its affairs, each holder of the exchangeable shares will have, subject to applicable law, preferential rights to receive from the assets of Waste Services (CA) an amount per exchangeable share equal to one-third of the current market price of a Waste Services common share (determined on the basis of the average of the market price of such common stock over 20 days) on the last business day prior to the effective date of such liquidation, dissolution or winding up (referred to as the “liquidation date”), which will be satisfied in full by Waste Services (CA) causing to be delivered to such holder one-third of a Waste Services common share, together with all declared and unpaid dividends on each such exchangeable share held by such holder on any dividend record date which occurred prior to the liquidation date.
     In the event of the proposed liquidation, dissolution or winding up of Waste Services (CA) or any other distribution of assets of Waste Services (CA) among its shareholders for the purpose of winding up its affairs, Capital Holdings will have an overriding liquidation call right to purchase all but not less than all of the outstanding exchangeable shares from the holders thereof on the liquidation date for a purchase price per share equal to one-third of the current market price of a Waste Services common share (determined on the basis of the average of the market price of such common stock over 20 days) on the last business day prior to the liquidation date, which will be satisfied in full by Waste Services (CA) causing to be delivered to such holder one-third of a Waste Services common share, together with all declared and unpaid dividends on each such exchangeable share held by such holders on any dividend record date which occurred prior to the liquidation date.

Liquidation Rights with Respect to Waste Services
     In order for the holders of the exchangeable shares to participate on a pro rata basis with the holders of shares of common stock of Waste Services in the event of a liquidation of Waste Services, each exchangeable share will automatically be exchanged with Waste Services for one-third of a Waste Services common share and payment of any declared and unpaid dividends on the exchangeable shares pursuant to the voting and exchange trust agreement. Upon a holder’s request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by such instruments of transfer as Waste Services may reasonably require, Waste Services will deliver to such holder shares of common stock of Waste Services.
Exchangeable Shareholder Put Rights
     In the event Waste Services (CA) becomes subject to prescribed forms of bankruptcy, or in the event a holder of exchangeable shares fails to receive the full amount of the purchase price for such shares from either Waste Services (CA) (upon a retraction or redemption made pursuant to the terms of the exchangeable share provisions) or from Capital Holdings (upon a purchase made pursuant to Capital Holdings’ overriding rights in connection with retractions or redemptions of exchangeable shares or upon a liquidation of Waste Services (CA)), a holder of exchangeable shares has the right to require Waste Services to purchase the holder’s exchangeable shares, which obligation Waste Services may, in its discretion, satisfy by causing Waste Services (CA) to so purchase.
Withholding Rights
     Each of Waste Services, Waste Services (CA), Capital Holdings and the trustee under the voting and exchange trust agreement will be entitled to deduct and withhold from any consideration otherwise payable to any holder of exchangeable shares or Waste Services common stock such amounts as Waste Services, Waste Services (CA), Capital Holdings or the trustee, as the case may be, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code or any provision of federal, provincial, territorial, state, local or foreign tax law in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the holder in respect of which the deduction and withholding was made, provided that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Waste Services, Waste Services (CA), Capital Holdings and the trustee are authorized to exchange such number of exchangeable shares for Waste Services common stock and sell or otherwise dispose of the portion of the consideration as is necessary to provide sufficient funds to Waste Services, Waste Services (CA), Capital Holdings or the trustee, as the case may be, to enable it to comply with the deduction or withholding requirement and Waste Services, Waste Services (CA), Capital Holdings or the trustee will notify the holder and remit to the holder any unapplied balance of the net proceeds of such sale.

MATERIAL INCOME TAX CONSIDERATIONS
Material Canadian Federal Income Tax Considerations
     In the opinion of Blake, Cassels & Graydon LLP, our Canadian counsel, the following is an accurate summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) generally applicable to you if you acquire shares of Waste Services common stock on the exchange of exchangeable shares and if, for purposes of the Income Tax Act (Canada), you are or are deemed to be resident in Canada at all relevant times, you deal with us at arm’s length, you are not affiliated with us and you hold your exchangeable shares and will hold the shares of Waste Services common stock as capital property.
     This discussion does not apply to you if you are a “financial institution,” as defined in the Income Tax Act (Canada), and are therefore subject to the mark-to-market rules of the Income Tax Act (Canada). This summary also does not apply to you if Waste Services is or will be your “foreign affiliate” for purposes of the Income Tax Act (Canada).
     The exchangeable shares and shares of Waste Services common stock will generally be considered to be capital property to you unless the securities are held by you as part of a business of buying and selling securities or the securities are acquired in a transaction considered to be an adventure in the nature of trade. If you do not hold your exchangeable shares or will not hold shares of Waste Services common stock as capital property, you should consult your own tax advisors for information and advice having regard to your particular circumstances.
     This summary is based on the current provisions of the Income Tax Act (Canada) and the regulations thereunder, the administrative and assessing policies and practices published by the Canada Revenue Agency, or the CRA, prior to today and specific proposals to amend the Income Tax Act (Canada) and regulations thereunder publicly announced by or on behalf of the Canadian Minister of Finance prior to today (referred to as the “tax proposals”). No assurances can be given that the tax proposals will be enacted in the form announced or at all. This summary does not take into account or anticipate any changes in law or administrative and assessing policies and practices, other than the tax proposals, nor does it take into account provincial or territorial taxes or taxes of countries other than Canada. No advance tax ruling from the CRA has been sought or obtained in respect of the migration transaction and accordingly no assurances can be given that the CRA will not assert a position contrary to one or more positions reflected in the summary below.
     For purposes of the Income Tax Act (Canada), all amounts relating to the acquisition, holding or disposition of shares of Waste Services common stock must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars using the appropriate U.S. dollar exchange rate determined in accordance with the rules in the Income Tax Act (Canada) in that regard.
     This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to you. Therefore, you should consult your own tax advisors with respect to your particular circumstances.
  Receipt of Waste Services common stock upon an exchange of Exchangeable Shares
     The tax treatment of amounts received on an exchange of exchangeable shares depends on whether they are disposed of to Waste Services (CA) or another person. On a disposition of exchangeable shares to Waste Services (CA) (that is, on a redemption of those shares), a Canadian resident will generally be considered to:
•	realize a deemed dividend equal to the amount by which the proceeds of disposition received from Waste Services (CA) (that is, the fair market value at the time of disposition of the shares of Waste Services common stock received plus any amount received in respect of unpaid dividends) exceed the “paid-up capital,” as defined in the Income Tax Act (Canada), of those exchangeable shares at that time;

•	realize a capital gain (or capital loss), equal to the amount by which the proceeds of disposition described above, less the deemed dividend described above, exceed (or are less than) the sum of: (1) the Canadian resident’s “adjusted cost base,” as defined in the Income Tax Act (Canada), of those exchangeable shares determined immediately before the disposition, and (2) any reasonable costs of disposition; and

•	acquire those shares of Waste Services common stock at a cost equal to their fair market value at that time (which cost is averaged with the adjusted cost base of any other shares of Waste Services common stock held by the Canadian resident as capital property at that time for the purposes of determining the holder’s adjusted cost base of such shares of Waste Services common stock).
     For a description of the tax treatment of deemed dividends, see “Deemed Dividends on Exchangeable Shares”. In the case of a Canadian resident that is a corporation, in some cases the deemed dividend may be considered not to be a dividend, but rather proceeds of disposition. For a description of the tax treatment of capital gains and losses, see “Capital Gains and Capital Losses”.
     On a disposition of exchangeable shares to Waste Services or Capital Holdings (that is, on the exercise of any of the call rights or exchange rights), subject to the comments below under the heading “Economic Statement of October 18, 2000”, a Canadian resident will be considered to:
•	dispose of those exchangeable shares for proceeds of disposition equal to the fair market value determined at the time of disposition of the shares of Waste Services common stock received on the exchange plus any amount received from Waste Services or Capital Holdings equal to the amount of declared and unpaid dividends on the exchangeable shares, unless this latter amount is required to be included in computing income as a dividend;

•	realize a capital gain (or capital loss) equal to the amount by which those proceeds of disposition exceed (or are less than) the sum of: (1) the Canadian resident’s adjusted cost base of the exchangeable shares determined immediately before the disposition, and (2) any reasonable costs of disposition; and
•	acquire those shares of Waste Services common stock at a cost equal to their fair market value at that time (which cost is averaged with the adjusted cost base of any other shares of Waste Services common stock held by the Canadian resident as capital property at that time for the purposes of determining the holder’s adjusted cost base of such shares of Waste Services common stock).
     Because of the call rights and the exchange rights, a holder of exchangeable shares cannot control whether the shares will be acquired by Waste Services (CA) (by way of redemption) or by Waste Services or Capital Holdings (by way of a purchase). As outlined above, the income tax consequences of a redemption differ significantly from those of a purchase. For a description of the tax treatment of capital gains and losses, see “Capital Gains and Capital Losses”.
  Deemed Dividends on Exchangeable Shares
     For purposes of the discussion below, dividends generally include deemed dividends arising on a disposition of exchangeable shares to Waste Services (CA). As described above, a deemed dividend will not result on a disposition of exchangeable shares to Waste Services or Capital Holdings. Dividends on exchangeable shares received by an individual (including most trusts) are included in computing the individual’s income when received and are subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from a corporation resident in Canada.
     Subject to the discussion below as to the denial of the dividend deduction, in the case of a Canadian resident that is a corporation, other than a “specified financial institution”, dividends received on the exchangeable shares will be included in computing income and will generally be deductible in computing its taxable income. In the case of a Canadian resident corporation that is a “specified financial institution”, a dividend will be deductible in computing its taxable income only if the “specified financial institution” did not acquire the exchangeable shares in the ordinary course of the business carried on by it.

     If Waste Services or any other person with whom Waste Services does not deal at arm’s length is a “specified financial institution” when a dividend is paid on an exchangeable share, dividends received by a Canadian resident that is a corporation will be included in computing income but will not be deductible in computing taxable income. Waste Services has advised counsel that neither it nor any person with whom it does not deal at arm’s length is or will be a “specified financial institution” in the foreseeable future.
     A “private corporation” or a “subject corporation,” as defined in the Income Tax Act (Canada), may be liable under Part IV of the Income Tax Act (Canada) to pay a refundable tax of 33 1/3% on dividends received on exchangeable shares to the extent they are deductible in computing taxable income. A “Canadian-controlled private corporation,” as defined in the Income Tax Act (Canada), may be liable to pay an additional refundable tax of 6 2/3% on dividends received on exchangeable shares to the extent they are not deductible in computing taxable income.
     The exchangeable shares will be “taxable preferred shares” and “short-term preferred shares” for the purposes of the Income Tax Act (Canada). Accordingly, Waste Services (CA) will be subject to a 50% (reduced from 66 2/3% under the tax proposals) tax under Part VI.l of the Income Tax Act (Canada) on dividends paid on the exchangeable shares in excess of an annual dividend allowance and will be entitled to deduct three times (increased from 9/4 under the tax proposals) the amount of such tax payable in computing its taxable income under Part I of the Income Tax Act (Canada). Dividends received on the exchangeable shares will not be subject to the 10% tax under Part IV.1 of the Income Tax Act (Canada).
  Dividends on shares of common stock of Waste Services
     Dividends on shares of common stock of Waste Services, including the amount of U.S. taxes withheld therefrom, are included in the Canadian resident’s income when received and are not eligible for:
•	the gross-up and dividend tax credit, in the case of recipients who are individuals; or

•	the deduction in computing taxable income, in the case of recipients that are corporations.
In each case, as described under “Dividends on Exchangeable Shares,” a “Canadian-controlled private corporation” may be liable to pay a refundable tax of 6 2/3% on such amounts. U.S. withholding tax on such amounts may be credited against the Canadian resident’s income tax payable or deducted from income subject to limitations in the Income Tax Act (Canada). See “U.S. Federal Income Tax Consequences — Non-U.S. Holders”.
  Disposition of shares of Waste Services common stock
     On a disposition of shares of Waste Services common stock, a Canadian resident will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition received exceed (or are less than) the sum of: (1) the Canadian resident’s adjusted cost base of those shares of Waste Services common stock, and (2) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see “Capital Gains and Capital Losses”.
  Capital Gains and Capital Losses
     Generally, one-half of any capital gain (the “taxable capital gain”) is required to be included in the Canadian resident’s income for the taxation year of disposition, and one-half of any capital loss (the “allowable capital loss”) may be deducted against the Canadian resident’s taxable capital gains for the taxation year of disposition. Allowable capital losses in excess of taxable capital gains in a particular taxation year can generally be deducted against the net taxable capital gains of the three immediately prior taxation years or any later taxation year, subject to certain limitations in the Income Tax Act (Canada).

     When an individual (other than certain trusts) realizes a capital gain, alternative minimum tax may arise, depending on the individual’s particular circumstances. A “Canadian-controlled private corporation” may be liable to pay an additional refundable tax of 6 2/3% on “taxable capital gains”.
     The amount of any capital loss realized by a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received on that share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly, through a partnership or trust.
  Foreign Investment Entity Draft Legislation
     During 2007, the House of Commons passed a bill to amend the Income Tax Act (Canada) to implement previously announced rules concerning the taxation of holdings in “foreign investment entities”. The proposed rules are to apply to taxation years commencing after 2006. The Senate, however, has not yet passed this bill and it is not certain that these tax proposals will be enacted in the form announced or at all. In general terms, the proposed rules would apply to a share of, or a property that is convertible into, exchangeable for, or confers a right to acquire a share of, a “foreign investment entity” other than an “exempt interest.”
     The proposed rules would require a determination, on an annual basis, as to whether or not Waste Services is a “foreign investment entity” and whether the shares of Waste Services common stock constitute an “exempt interest”.
     Based on the activity carried on by Waste Services and its subsidiaries, it is unlikely that Waste Services will be a “foreign investment entity” under the proposed rules. Canadian counsel to Waste Services (CA) expresses no opinion on such status.
     In any event, a share of Waste Services common stock would be an “exempt interest” of a Canadian resident if (1) the shares of Waste Services common stock are listed on a “designated stock exchange” (which includes the Nasdaq) and the shares were traded on at least 10 consecutive trading days on that exchange in the 30-day period ending at the taxation year—end of Waste Services or there are at least 150 holders, each of whom owns shares of Waste Services common stock with a fair market value of at least C$500, (2) the Canadian resident holder together with non-arm’s length persons does not own more than 10% of the shares of Waste Services common stock, (3) shares of Waste Services common stock can normally be acquired and sold by members of the public in the open market and (4) it is reasonable to conclude that the Canadian resident had no tax avoidance motive for the acquisition of the share. For this purpose, the Canadian resident will be regarded as having a tax avoidance motive if it is reasonable to conclude that the main reasons for acquiring the share include benefiting from income, profits or gains or increases in value in respect of “investment property” held by the Waste Services group and from the deferral or reduction of tax on such income, profits or gains. The proposed rules set out a number of factors to be considered in determining the existence of a tax avoidance motive.
     If Waste Services were a “foreign investment entity” and if the shares of Waste Services common stock did not constitute an “exempt interest” of a Canadian resident, the Canadian resident would be required to take into account in computing income, on an annual basis, the “designated cost” of the shares of Waste Services common stock multiplied by a prescribed rate of interest. Alternatively, the Canadian resident may be permitted to elect the “mark-to-market” method under which the Canadian resident would be required to take into account in computing income any increase (or decrease) in the value of the shares of Waste Services common stock during each taxation year.

Economic Statement of October 18, 2000
     In the Economic Statement released on October 18, 2000, the Canadian Minister of Finance announced a proposal to formulate and introduce a rule to permit shares of a Canadian corporation held by a Canadian resident to be exchanged for shares of a foreign corporation on a tax-deferred basis. This statement included no details of the circumstances in which such tax-deferred share-for-share exchange could occur but rather indicated that these rules would be developed in consultation with the private sector. The Minister’s statement indicated that any such rule would not be effective before the public release of draft legislation including such rule. In the Federal Budget of March 23, 2004, the Canadian Minister of Finance stated that a detailed proposal will be released in the near future for public review and comment. To date, a detailed proposal has not been released.
     Draft legislation containing the proposed rule described above could be released in time to affect the exchange of such exchangeable shares for shares of Waste Services common stock, and it is therefore possible that such exchange may be achieved on a tax-deferred basis. In any case until such rule is developed and released, it is not possible to state whether it would apply to an exchange of exchangeable shares for shares of Waste Services common stock. Shareholders should consult their own tax advisors if and when the draft legislation is released to determine how it might apply to their particular circumstances.
  Foreign Property Information Reporting
     A holder of shares of Waste Services common stock who is a “specified Canadian entity” for a taxation year or fiscal period and whose total cost amount of “specified foreign property”, including the shares of Waste Services common stock, at any time in the year or fiscal period exceeds C$100,000 is required to file an information return for the year or period disclosing prescribed information, including the holder’s cost amount, any dividends received in the year and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a “specified Canadian entity”. Holders of shares of Waste Services common stock should consult their own tax advisors about whether they must comply with these rules.
Material U.S. Federal Income Tax Consequences
     In the opinion of Akin Gump Strauss Hauer & Feld LLP, special U.S. federal income tax counsel to Waste Services Inc., the following discussion accurately describes the material U.S. federal income tax consequences of the ownership and disposition of shares of Waste Services common stock that generally are applicable to beneficial owners (“Holders”) acquiring such shares in exchange for the exchangeable shares. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect, and all of which are subject to change, possibly on a retroactive basis, or differing interpretations. No ruling has been or will be sought from the IRS with respect to any of the U.S. federal income tax considerations discussed below. There can be no assurance that the IRS will not disagree with or challenge any position taken with respect to such tax considerations, or that any such position, if challenged, would be sustained.
     This summary applies only to Non-U.S. Holders (as defined below) that have held exchangeable shares, and that will hold shares of Waste Services common stock, as capital assets, within the meaning of the Code. Moreover, this summary is intended for general information only, and does not address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of Non-U.S. Holders, or to Non-U.S. Holders that may be subject to special treatment under U.S. federal income tax rules (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, partnerships and other pass-through entities, expatriates of the United States, Non-U.S. Holders that hold their Waste Services common stock as a hedge or as part of a straddle, constructive sale or conversion or other integrated transaction, Non-U.S. Holders who acquired exchangeable shares as compensation, Non-U.S. Holders subject to the alternative minimum tax, and Non-U.S. Holders owning, directly or indirectly, actually or constructively, more than 5% of the shares of Waste Services common stock. Finally, this summary does not discuss the application to Non-U.S. Holders of any state, local or non-U.S. tax laws, or any aspect of U.S. federal tax law other than income taxation.

     Prospective Non-U.S. Holders should consult their tax advisors as to the particular tax consequences to them of the ownership and disposition of shares of Waste Services common stock, including the application and effect of state, local and non-U.S. tax laws.
     For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner (other than a partnership (including an entity that is treated as a partnership for U.S. federal income tax purposes)) of shares of Waste Services common stock that, for U.S. federal income tax purposes, is not (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. If a partnership holds shares of Waste Services common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of Waste Services common stock should consult their tax advisors.
Taxation of Non-U.S. Holders
     Receipt of Waste Services common stock upon the exchange of exchangeable shares. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of exchangeable shares for shares of Waste Services common stock, unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty requires, the gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States, or (ii) the Non-U.S. Holder is an individual who was present in the United States for 183 or more days in the taxable year of the exchange and certain other conditions are met. However, while the matter is not clear under current U.S. federal income tax law, an exchange of exchangeable shares for Waste Services common stock may be able to qualify as a tax-free “reorganization” under section 368 of the Code. This “reorganization” issue is only relevant to Non-U.S. Holders otherwise subject to tax under (i) or (ii) above. Where relevant, Non-U.S. Holders should consult their own tax advisors regarding the possible U.S. federal income tax treatment of such an exchange as a reorganization.
     Dividends. Dividends in respect of shares of Waste Services common stock that are paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate or at a lower rate as may be specified by an applicable income tax treaty. In this regard, under the income tax treaty in effect between the United States and Canada, the rate of U.S. federal withholding tax on dividends can be reduced to 15% for qualifying Non-U.S. Holders eligible for benefits under the income tax treaty between the United States and Canada. In order for a Non-U.S. Holder to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, the Non-U.S. Holder will be required to provide a properly completed and executed IRS Form W-8BEN (or a successor form) establishing the Non-U.S. Holder’s eligibility for benefits under such treaty. If a dividend received by a Non-U.S. Holder is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and, if an applicable income tax treaty requires, attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder, then the dividend will not be subject to U.S. federal withholding tax provided that the Non-U.S. Holder furnishes a properly completed and executed IRS Form W-8ECI (or a successor form). Instead, the Non-U.S. Holder generally will be taxable on such an “effectively connected” dividend in the same manner as a U.S. resident (and thus, subject to U.S. federal income tax on a net basis at the regular graduated tax rates). A Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” equal to 30%, or a lower rate as may be specified by an applicable income tax treaty, of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct of a trade or business within the United States.
     Sales or Other Taxable Dispositions. A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of shares of Waste Services common stock unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if an applicable income tax treaty requires, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder; (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale or other taxable disposition and certain other conditions are met or (iii) Waste Services is or has been a U.S. real property holding corporation, or USRPHC, within the meaning of section 897(c)(2) of the Code, at any time during the shorter of the five-year period preceding the sale or other taxable disposition or the Non-U.S. Holder’s holding period for the stock, provided that, so long as shares of Waste Services common stock are regularly traded on an established securities market, U.S. federal income taxation under the USRPHC rules described in clause (iii) will apply to only Non-U.S. Holders who hold or held, directly or indirectly, actually or constructively, more than 5% of the shares of Waste Services common stock at any time during the shorter of the foregoing periods. Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although Waste Services does not believe that it is or will become a USRPHC, no assurance can be given that Waste Services will not be determined to be a USRPHC because the assets of Waste Services include significant U.S. real property interests. Furthermore, no assurance can be given that shares of Waste Services common stock will be or remain regularly traded on an established securities market. A Non-U.S. Holder should consult its tax advisor as to the application of the USRPHC rules to the ownership and disposition of shares of Waste Services common stock.
Information Reporting and Backup Withholding
     We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreement.
     Dividend payments made with respect to shares of Waste Services common stock and proceeds from the sale, exchange or other disposition of shares of Waste Services common stock will be subject to information reporting requirements, and to possible U.S. backup withholding (currently at a rate of 28%). In general, backup withholding will apply with respect to reportable payments made to a U.S. Holder unless (i) the U.S. Holder is a corporation or other exempt recipient and, if required, demonstrates such exemption, or (ii) the U.S. Holder furnishes the payor with a taxpayer identification number on IRS Form W-9 in the manner required, certifies under penalty of perjury that such U.S. Holder is not currently subject to backup withholding and otherwise complies with the backup withholding requirements. A Non-U.S. Holder may be required to certify as to its non-U.S. status on IRS Form W-8BEN (or other applicable form) in order to establish an exemption from backup withholding.
     The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or otherwise establish an exemption from such withholding. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interests in the partnership, backup withholding will not apply but such payments nonetheless will be subject to information reporting, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.
     Backup withholding is not an additional tax. Rather, the amount of any backup withholding imposed on a payment to a Holder will be allowed as a refund or a credit against such Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock
     Total Shares. Waste Services has authority to issue a total of 171,666,666 shares of capital stock consisting of:
•	166,666,666 shares of common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.
     Common Stock. As of October 20, 2008, approximately 46,081,648 shares of Waste Services common stock were outstanding assuming exchange of 6,288,637 exchangeable shares of Waste Services (CA) not owned by Capital Environmental Holdings Company for 2,096,212 shares of Waste Services common stock. On June 30, 2006, we amended our Amended and Restated Certificate of Incorporation to combine shares of our common stock to effect a reverse stock split of one share of common stock for each three outstanding shares of our common stock. This amendment was approved by our stockholders on June 26, 2006.
     Preferred Stock. On May 6, 2003, Waste Services authorized, pursuant to section 151 of Delaware law, the issuance of 100,000 shares of preferred stock designated as “Series A Preferred Stock” with a par value of $0.01 per share and a liquidation preference of $1,000.00 per share, having the powers, preferences and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Designations. On December 15, 2006, Waste Services exchanged or redeemed the remaining outstanding shares of Series A Preferred Stock. Currently, there are no shares of Series A Preferred Stock outstanding.
     Waste Services may also authorize preferred stock for issuance pursuant to a rights plan of Waste Services that may be adopted and such shares will remain unissued.
     Special Voting Stock. Following completion of the migration transaction, one special voting share was issued to the trustee. This is a separate class of preferred stock of Waste Services.
     Listing. Waste Services’ common stock is currently listed on the Nasdaq Global Market under the symbol “WSII.” No other capital stock of Waste Services is listed.
     Preemptive Rights. The holders of Waste Services common stock and Waste Services preferred stock have no preemptive rights to purchase or subscribe for any stock or other securities of Waste Services.
Waste Services Common Stock
     Voting Rights. Each holder of Waste Services common stock has the right to cast one vote for each share of Waste Services common stock held of record on all matters submitted to a vote of the shareholders of Waste Services. Except as provided in the Certificate of Incorporation of Waste Services or in a preferred stock or Special Voting Stock certificate of designation of Waste Services, holders of Waste Services common stock have the exclusive right to vote for the election of directors. Holders of Waste Services common stock have no cumulative voting rights.
     Dividends. Subject to the rights of holders of Waste Services preferred stock, holders of Waste Services common stock are entitled to receive ratably on a per share basis such dividends and other distributions in cash, stock or property of Waste Services as may be declared by the board of directors from time to time out of the legally available assets or funds of Waste Services. Waste Services does not currently intend to pay dividends on its common stock.
     Liquidation. Subject to the rights of holders of Waste Services preferred stock, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Waste Services, holders of Waste Services common stock are entitled to receive all of the remaining assets of Waste Services available for distribution to its shareholders.

     Redemption and Conversion. The common stock of Waste Services is not convertible into shares of any other class or series or subject to redemption by Waste Services or the holder of such shares.
     No Liability for Further Calls or Assessments. When issued upon completion of the migration transaction, the common stock of Waste Services will be duly and validly issued, fully paid and nonassessable.
Waste Services Preferred Stock — General
     General. The board of directors of Waste Services is authorized to provide for the issuance of shares of preferred stock in one or more series with various designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.
     Voting. Except as required by law, or as otherwise provided by the board of directors of Waste Services, the holders of preferred stock have no voting rights and will not be entitled to any notice of meeting of shareholders.
     Dividends. Holders of Waste Services preferred stock are entitled to receive, when declared by the board of directors, out of legally available funds, dividends at the rates fixed by the board of directors for the respective series of preferred stock, and no more, before any dividends will be declared and paid, or set apart for payment, on Waste Services common stock with respect to the same dividend period.
     Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of Waste Services, holders of each series of preferred stock are entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the board of directors to be cumulative, an amount equal to all dividends accumulated and unpaid to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of shares of common stock of Waste Services.
     Redemption. Waste Services, at the option of its board of directors, may redeem all or part of the shares of any series of preferred stock on such terms and conditions fixed in the applicable preferred stock certificate of designation for such series.
Waste Services Special Voting Stock
     General. The board of directors of Waste Services has authorized the issuance of one share of special voting stock which is a class of preferred stock of Waste Services.
     Except as otherwise required by law or by the constituent documents of Waste Services, the special voting share will possess a number of votes equal to one-third of the number of outstanding exchangeable shares from time to time not owned by Waste Services or its affiliates, which votes may be exercised for the election of the directors and on all other matters submitted to a vote of the holders of shares of common stock of Waste Services. The holders of shares of common stock of Waste Services and the holder of the special voting share will vote together as a class on all matters, except as otherwise required by law. Pursuant to the voting and exchange trust agreement, the special voting share will be issued to the trustee. In the event of the liquidation, dissolution or winding up of Waste Services or any other distribution of the assets of Waste Services for the purpose of winding up its affairs, all of the outstanding exchangeable shares will be purchased by Waste Services in exchange for shares of common stock of Waste Services. The holder of the special voting share will not be entitled to receive dividends, and in the event of the liquidation, dissolution or winding up of Waste Services or any other distribution of the assets of Waste Services for the purpose of winding up its affairs, will receive an amount equal to the par value thereof. At such time as the special voting share has no votes attached to it because there are no exchangeable shares outstanding not owned by Waste Services or its affiliates, the special voting share shall cease to have any rights.
Anti-Takeover Considerations
     Waste Services’ Certificate of Incorporation, as amended, and Bylaws contain certain provisions that could discourage or make more difficult unsolicited takeover bids from third parties or the removal of incumbent management. These provisions include, among others:

•	that the board of directors is to be divided into three classes of directors who serve staggered, three-year terms;

•	that directors can be removed from office only for cause upon the affirmative vote of not less than 80% of Waste Services’ common stock entitled to vote at an election of directors;

•	that a special meeting of shareholders may be called only by the board of directors and may not be called by the stockholders; and

•	that the stockholders may not take action without a duly called meeting of stocholders.
     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by Waste Services’ board of directors and may discourage transactions that may involve an actual or threatened change of control of Waste Services.

LEGAL MATTERS
     Akin Gump Strauss Hauer & Feld LLP, Washington, DC, has opined on the validity of the shares of common stock being offered pursuant to this prospectus. Material Canadian federal income tax matters have been passed upon for us by Blake, Cassels & Graydon LLP as set forth under “Material Income Tax Considerations — Material Canadian Federal Income Tax Considerations.” Material U.S. federal income tax matters have been passed upon for us by Akin Gump Strauss Hauer & Feld LLP as set forth under “Material Income Tax Considerations — Material U.S. Federal Income Tax Consequences.”

EXPERTS
     The consolidated financial statements of Waste Services, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus, which constitutes a part of the registration statement, does not contain all of the information found in the registration statement and its exhibits. Certain items are not contained in this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus that summarize any contract, agreements or other documents are not necessarily complete and, in each case, you should refer to the copy of the contract, agreement, or other document filed as an exhibit to the registration statement or incorporated by reference as part of the registration statement.
     We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information regarding registrants, including us, that file reports with the SEC electronically. The SEC’s website address is www.sec.gov. You may also read and copy any materials we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at www.wasteservicesinc.com. However, the information on our website is not incorporated into this prospectus and you should not consider information contained on the SEC’s website or our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede the information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold (other than those furnished pursuant to Item 2.02 or 7.02 on Form 8-K):
•	our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 11, 2008;

•	our Quarterly Reports on Form 10-Q for the three-months ended March 31, 2008, filed on April 24, 2008, the three months ended June 30, 2008, filed on July 25, 2008, and the three months ended September 30, 2008, filed on October 23, 2008;

•	our Current Reports on Form 8-K filed on February 27, 2008, April 22, 2008, July 22, 2008, October 10, 2008, October 21, 2008, October 27, 2008 and our Amended Current Report on Form 8-K filed on April 10, 2008; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed on September 28, 1995 (File No. 0-25955).
     You may review these filings, at no cost, over the Internet at our website at www.wasteservicesinc.com, or request a free copy of any of these filings by writing or calling us at the following address:
Waste Services, Inc.
1122 International Blvd., Suite 601
Burlington, Ontario, Canada L7L 6Z8
Attention: Corporate Secretary
Telephone: (905) 319-1237
     This prospectus does not incorporate information from our website, and you should only rely on our website in determining whether to invest in our common stock.

2,096,212 SHARES

COMMON STOCK

PROSPECTUS

     , 2008

Part II

Item 14.	Other Expenses of Issuance and Distribution
     Set forth below is an estimate (except for the SEC registration fee) of the fees and expenses payable by the registrant in connection with the sale of securities being registered.

SEC registration fee	$0
Printing, postage and miscellaneous*	10,000
Legal fees and expenses*	30,000
Accounting fees and expenses*	25,000

Total	$65,000

*	Estimated

Item 15.	Indemnification of Directors and Officers
     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 of the DGCL further provides, among other things, that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any lliability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under the DGCL.

     The indemnification and related provisions set forth in Article VII of our amended and restated certificate of incorporation are substantially identical to the provisions of the DGCL described above and otherwise set forth in Section 145 of the DGCL. Our directors and officers are insured under policies of insurance maintained by us, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been a director or officer of our company.
     In addition, we have entered into indemnity agreements with our directors and executive officers, under which we have agreed to use our commercially reasonable best efforts to maintain in effect directors’ and officers’ liability insurance comparable to that currently in effect, unless such insurance is not reasonably available or, in the reasonable business judgment of our board of directors, there is insufficient benefit to us from such insurance. The indemnity agreements also provide that we will, to the maximum extent permitted by law, indemnify each director and executive officer against any costs and expenses, attorneys’ fees, judgments, punitive or exemplary damages, fines, excise taxes or amounts paid in settlement incurred in connection with any claim involving him by reason of his position as a director or executive officer that are in excess of the coverage provided by any such insurance, provided that he meets certain minimum standards of conduct.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
     Article VII, Section 7.01 of our amended and restated certificate of incorporation states that:
     The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VII, Section 7.01 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Item 16.	Exhibits
     See the index to exhibits that appears immediately following the signature pages of this registration statement and incorporated by reference hereto.

Item 17.	Undertakings
     The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”).
ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities.
iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

Provided, however, that:
(a) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement; and
(b) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(c) Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
     i. If the registrant is relying on Rule 430B:
a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Province of Ontario on November 28, 2008.

WASTE SERVICES, INC.
/s/ David Sutherland-Yoest
Name:	David Sutherland-Yoest
Title:	President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints David Sutherland-Yoest, Edward D. Johnson and Ivan R. Cairns, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed under Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Sutherland-Yoest David Sutherland-Yoest	President, Chief Executive Officer and Director (Principal Executive Officer)	November 28, 2008
/s/ Edward D. Johnson Edward D. Johnson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 28, 2008
/s/ Gary W. DeGroote Gary W. DeGroote	Director	November 28, 2008

S-1

Signature	Title	Date
Charles E. McCarthy	Director
/s/ Jack E. Short Jack E. Short	Director	November 28, 2008
/s/ George E. Matelich George E. Matelich	Director	November 28, 2008
/s/ Lucien Rémillard Lucien Rémillard	Director	November 28, 2008
Michael B. Lazar	Director
Wallace L. Timmeny	Director
/s/ Michael J. Verrochi Michael J. Verrochi	Director	November 28, 2008
/s/ Michael H. DeGroote Michael H. DeGroote	Director	November 28, 2008

S-2

EXHIBIT INDEX

Exhibit Number	Document Name

2.1	Plan of Arrangement (Incorporated herein by reference to Exhibit 2.1 of Amended Form S-3 (No. 333-116795) filed August 3, 2004)

2.2	Arrangement Agreement dated June 9, 2004 (Incorporated herein by reference to Exhibit 2.2 of Form S-3 (No. 333-116795) filed June 23, 2004)

2.3	Form of Voting and Exchange Trust Agreement (Incorporated herein by reference to Exhibit 2.3 of Form S-3 (No. 333-116795) filed June 23, 2004)

2.4	Form of Support Agreement (Incorporated herein by reference to Exhibit 2.4 of Form S-3 (No. 333-116795) filed June 23, 2004)

2.5	Form of Provisions attaching to the Exchangeable Shares of Waste Services (CA) Inc. (Incorporated herein by reference to Exhibit 2.5 of Form S-3 (No. 333-116795) filed June 23, 2004)

3.1	Provisions for Exchangeable Shares of Waste Services (CA) Inc. (Incorporated herein by reference to Exhibit 3.2 to Form 10-K (No. 000-25955) filed March 16, 2005).

3.2	Amendment to Provisions for Exchangeable Shares of Waste Services (CA) Inc. (Incorporated herein by reference to Exhibit 3.3 to Form 8-K (No. 000-25955) filed July 5, 2006).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding the validity of the Waste Services, Inc. common stock*

8.1	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding tax matters*

8.2	Opinion of Blake, Cassels & Graydon LLP regarding tax matters*

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in exhibit 5.1)*

23.3	Consent of Akin Gump Strauss Hauer & Feld LLP relating to tax opinion (included in exhibit 8.1)*

23.4	Consent of Blake, Cassels & Graydon LLP relating to tax opinion (included in exhibit 8.2)*

24.1	Power of Attorney (Incorporated by reference from the signature page)

*	To be filed by amendment.